Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE FEDERAL OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR HYPOTHECATED IN ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH LAWS AS MAY BE APPLICABLE OR, AN OPINION OF COUNSEL THAT AN EXEMPTION FROM SUCH APPLICABLE LAWS EXIST.

NOTE

$100,000	Issuance Date: February 17, 2015
Maturity Date: 180 days from the Issuance Date, subject to Extensions

FOR VALUE RECEIVED, Authentidate Holding Corp., a Delaware corporation (the “Borrower”), with its principal offices located at 300 Connell Drive, Fifth Floor, Berkeley Heights, N.J. 07922, hereby promises to pay to the order of                      (the “Holder”) with its principal offices at                                                                  , or at such other address as the Holder designates in writing to the Borrower, the principal sum of One Hundred Thousand Dollars ($100,000) (the “Principal Amount”), on the Maturity Date.

This Promissory Note (“Note”) has been executed and issued pursuant to the terms of a Securities Purchase Agreement between the Borrower and the Holder dated of even date herewith (the “Purchase Agreement”) pursuant to which the Holder acquired this Note and common stock purchase warrants. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Purchase Agreement. This Note is a direct obligation of the Borrower and ranks senior to all Indebtedness issued by the Company after the date of this Note, other than Permitted Indebtedness, in accordance with the Purchase Agreement under the terms set forth herein. This Note is junior in right of payment as to a $200,000 secured promissory note issued by the Borrower on January 29, 2015.

1. Interest on this Note shall be computed at an annual rate of eight percent (8%), payable in arrears on the Maturity Date at which time all accrued and unpaid interest shall be immediately due and payable. All computations of interest payable hereunder shall be on the basis of a 365-day year and actual days elapsed in the period for which such interest is payable. Accrued interest on the outstanding principal amount shall be due and payable on the Maturity Date in cash. While in default, this Note shall bear interest at the rate of 16% per annum, or such maximum rate of interest allowable under the laws of the State of New York, if less. Payments of all amounts due hereunder shall be made in lawful money of the United States.

2. The “Maturity Date” of this Note shall be 180 days from the Issuance Date. The Holder at its sole discretion, may elect to extend the Maturity Date by an additional 90 days (an “Extension”); provided that the Holder shall give written notice to the Borrower at least 30 days before such Maturity Date. The Holder will have the right to elect up to two Extensions. Upon the election by the Holder to extend the Maturity Date of this Note, the Maturity Date shall automatically be amended to be the date that is 90 days following the initial Maturity Date, or in the case of a second Extension, 180 days following the initial Maturity Date.

Payment of the Principal Amount of this Note shall be made upon the surrender of this Note to the Borrower, at its chief executive office (or such other office within the United States as shall be designated by the Borrower to the Holder hereof) (the “Designated Office”), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. If the Maturity Date (or any Extension of such Maturity Date) shall be a Saturday or a Sunday or shall be a legal holiday in the State of New York, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.

3. Upon the occurrence and continuation of an Event of Default, the Holders of at least 50.1% of the Principal Amount of this Note (the “Majority Holders”), by written notice to the Borrower, may declare due and payable the entire unpaid balance of this Note then outstanding, together with accrued interest thereon, if any. For purposes of this Note, an “Event of Default” shall consist of any of the following events:

(a) The Borrower shall fail to pay any portion of the Principal Amount of this Note when the same becomes due and payable, whether at the Maturity Date or at any accelerated date of maturity or at any other date fixed for payment, and such default continues for 15 days or more.

(b) The Borrower shall voluntarily commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking other relief with respect to its debts; or a court shall enter an order for relief or any such adjudication or appointment, which case, proceeding or action or order, adjudication, or appointment, as the case may be, remains undismissed, undischarged or unbonded for a period of 60 days, then, or any time thereafter during the continuance of any of such events.

(c) A final judgment for money damages or order for the payment of money damages in excess of One Hundred Thousand Dollars ($100,000) (exclusive of amounts covered by insurance) shall be entered against the Borrower, which has not been vacated or stayed within 45 days of entry.

(d) Any material representation or warranty of the Borrower herein shall prove to have been false in any material respect upon the date when made.

(e) The occurrence of a default (after giving effect to any grace periods or rights to cure held by the Borrower) under any material indebtedness of the Borrower resulting from other than the failure to timely pay interest or principal of such indebtedness which results in the acceleration of the maturity of such indebtedness.

(f) The Borrower shall liquidate, dissolve, terminate or suspend its business operations.

(g) The Borrower shall have a change in control, provided, however that each such event may be waived by the Holder. A “change of control” means the occurrence of any of the following events: (i) any consolidation or merger of the Borrower in which the Borrower is not the continuing or surviving corporation or pursuant to which shares of stock of the Borrower would be converted into cash, securities or other property, other than a consolidation or merger of the Borrower in which holders of its common stock immediately prior to the consolidation or merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger as immediately before; (ii) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Borrower; or (iii) the purchase by any person (as defined in Section 13(d) of the Securities Exchange Act of 1934), corporation or other entity, other than the Borrower or a wholly owned subsidiary of the Borrower, of shares pursuant to a tender or exchange offer, to acquire any stock of the Borrower (or securities convertible into stock) for cash, securities or any other consideration provided that, after consummation of the offer, such person, group, corporation or other entity is the beneficial owner (as defined in Rule 13d-3), directly or indirectly, of 50% or more of the outstanding stock of the Borrower.

(h) The Borrower shall breach any material covenant contained in the Purchase Agreement other than failure to make a payment of principal or interest and such breach continues for a period of 30 days after written notice of such failure has been given to the Borrower by the Majority Holders.

Nothing in this Section 3 is intended to restrict the Holder’s rights under any of the Transaction Documents or at law, and the Holder may exercise all such rights and remedies as and when they are available.

The Majority Holders may, on behalf of the Holders of all of the Notes, rescind and annul a declaration of an Event of Default, and its consequences if: (1) all existing Events of Default (other than pursuant to Section 3(a) of this Note) have been remedied, cured or waived, and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

4. Prepayment. The Borrower may not prepay this Note in whole or in part at any time without the Holder’s prior written consent; provided, however, the Holder may elect to require the Borrower to prepay the Note as provided for in Section 6.2 of the Purchase Agreement. In addition, upon the exercise of an Extension, than at any time and from time to time prior to the Maturity Date, upon no less than 20 days’ written notice by the Borrower to the Holder (the “Prepayment Notice”), all or a portion of the then outstanding Notes may be redeemed by the Borrower by payment of the Principal Amount (or portion thereof) to be redeemed at the end of such 20-day notice period (the “Redemption Amount”). The last day of such 20 day notice period shall be the “Redemption Date”. Provided the Borrower tenders the Redemption Amount on the Redemption Date, the Principal Amount of the Note noticed for prepayment shall, after the Redemption Date, be reduced by the Redemption Amount and thereafter represent only the right to receive, on the Maturity Date, the difference between the initial Principal Amount of this Note and the Redemption Amount.

5. Transferability; Loss and Replacement.

(a) This Note has not been registered under the Securities Act, or the securities laws of any state or other jurisdiction. Neither this Note nor any interest or participation herein may be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of (a “Transfer”) in the absence of registration under the Securities Act and any applicable state securities laws, or unless (i) such transaction is exempt from, or not subject to, registration under the Securities Act or the securities laws of any state or other jurisdiction and (ii) is made in compliance with applicable federal and state statutory resale restrictions, if any. The Holder by its acceptance of this Note agrees that it shall not offer, sell, assign, transfer, pledge, encumber or otherwise dispose of this Note or any portion thereof or interest therein other than in a minimum denomination of $50,000 principal amount (or any integral multiple of $10,000 in excess thereof) and then (other than with respect to a Transfer pursuant to a registration statement that is effective at the time of such Transfer) only (a) to the Borrower, (b) to an affiliate of the Holder, (c) to a Person it reasonably believes to be an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, or (d) pursuant to a transaction in compliance with Rule 144 or Rule 144A under the Securities Act, and in the case of (b), (c) and (d) above in which the transferor furnishes the Borrower with such certifications, legal opinions or other information as the Borrower may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act as applicable.

(b) The Transfer of this Note is registrable on the books of the Borrower upon surrender of this Note for registration of Transfer at the Borrower’s designated office, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Borrower duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. Prior to due presentation of this Note for registration of Transfer, the Borrower and any agent of the Borrower may treat the Person in whose name this Note is registered as the owner thereof for all purposes, whether or not this Note be overdue, and neither the Borrower nor any such agent shall be affected by notice to the contrary. Upon presentation of this Note for registration of Transfer at the Borrower’s designated office accompanied by (i) certification by the transferor that such Transfer is in compliance with the terms hereof and (ii) by a written instrument of Transfer in a form approved by the Borrower executed by the Holder, in person or by the Holder’s attorney thereunto duly authorized in writing, and including the name, address and telephone and fax numbers of the transferee and name of the contact person of the transferee, such Note shall be transferred on the Note Register, and a new Note of like tenor and bearing the same legends shall be issued in the name of the transferee and sent to the transferee at the address and c/o the contact person so indicated. Transfers and exchanges of Notes shall be subject to such additional restrictions as are set forth in the legends on the Notes and to such additional reasonable regulations as may be prescribed by the Borrower as specified herein. Successive registrations of Transfers as aforesaid may be made from time to time as desired, and each such registration shall be noted on the Note register.

(c) Upon receipt by the Borrower of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note, and in the case of loss, theft or destruction, receipt of indemnity reasonably satisfactory to the Borrower and upon surrender and cancellation of this Note, if mutilated, the Borrower will deliver a new Note of like tenor and dated as of such cancellation, in lieu of such Note.

6. Miscellaneous.

(a) All makers and endorsers now or hereafter becoming parties hereto jointly and severally waive demand, presentment, notice of non-payment and protest.

(b) Neither this Note nor any term hereof may be amended or waived orally or in writing, except that any term of this Note and the other Notes may be amended and the observance of any term of this Note and the other Notes may be waived (either generally or in a particular instance and either retroactively or prospectively), and such amendment or waiver shall be applicable to all of the Notes, upon the approval of the Borrower and the Majority Holders; provided, however, that any amendment that would (i) reduce the principal amount of any Note, (ii) reduce the percentage in aggregate principal amount of Notes outstanding necessary to modify or amend the Notes; or (iii) modify this Section shall, in each case, require the approval of the holder of each Note to which such amendment shall apply.

(c) This Note and the rights and obligations of the Holder and of the undersigned shall be governed and construed in accordance with the laws of the State of New York.

(d) Upon the occurrence and during the continuance of an Event of Default under this Note, the Borrower shall, upon demand, pay to the Holder the amount of any and all reasonable costs and expenses (including reasonable attorneys’ fees) that Holder may incur in connection with the enforcement or collection of this Note.

(e) No failure or delay on the part of the Holders hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies.

(f) The Borrower hereby, to the fullest extent permitted by applicable law, waives presentment, demand, notice (including without limitation notice of default (except as otherwise specifically set forth herein), notice of protest, notice of intention to accelerate maturity, notice of acceleration of maturity and notice of nonpayment or dishonor), protest and all other demands and notices in connection with delivery, acceptance, performance, default, acceleration or enforcement of or under this Note, and the bringing of suit and diligence in taking any action to collect amounts owing hereunder or in proceeding against any of the rights and properties securing payment hereof, and is directly and primarily liable for the amount of all sums owing or to be owing hereon. No extension of the time for the payment of this Note made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability of the Borrower under this Note.

(g) To the extent that Holder receives any payment on account of any of Borrower’s obligations under this Note, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinate and/or required to be repaid to a trustee, receiver or any other person or entity under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment(s) received, the Borrower’s obligations or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) had not been received by the Holder and applied on account of Borrower’s obligations.

(h) All notices, offers, acceptance and any other acts under this Note (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted next business day delivery, or by facsimile or email delivery followed by overnight next business day delivery to the Borrower at the address set forth above (or such other address as the Borrower may by notice to the Holder may designate from time to time) and to the Holder at the address set forth above (or such other address as the Holder by notice to the Borrower may designate from time to time). Time shall be counted to, or from, as the case may be, the date of delivery.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the Issuance Date.

BORROWER:

AUTHENTIDATE HOLDING CORP.

By:	/s/ William A. Marshall
Name:	William A. Marshall
Title:	Chief Financial Officer

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